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Exhibit 11.1  Computations of Income Per Share

                               AVANT! CORPORATION
                 STATEMENTS RE: COMPUTATIONS OF INCOME PER SHARE
                      (in thousands except per share data)

                                              Three months ended                Six months ended
                                                     June 30,                        June 30,
                                             -------------------------       -----------------------
                                                 1996            1995            1996           1995
                                                 ----            ----            ----           ----
Net income                                   $  2,907        $   1,995       $  5,593       $  3,428
                                             ========        =========       ========       ========

Common shares outstanding
   (weighted average)                          16,077           13,926         16,002         13,899

Common stock equivalents
 (using the treasury stock method):
   Stock Options and Awards
   (weighted average)                           1,471            1,420          1,428          1,227
                                            ---------       ----------      ---------     ----------

Total                                          17,548           15,346         17,430         15,126
                                            =========        =========       ========      =========

Net income per common share                  $   0.17        $    0.13       $   0.32       $   0.23
                                            =========       ==========      =========      =========

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